UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2008

STEINWAY MUSICAL INSTRUMENTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11911	35-1910745
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 South Street, Suite 305, Waltham, Massachusetts 02453

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:

(781) 894-9770

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the  Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05  COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On May 29, 2008, the Board of Directors of Conn-Selmer, Inc., a subsidiary of Steinway Musical Instruments, Inc. (the “Company”), approved the closing of its manufacturing facility in Elkhorn, Wisconsin and the transfer of production at this plant to another company-owned facility in Eastlake, Ohio. The Elkhorn plant closure will impact approximately 70 active employees.

The Company expects to incur charges of $1.3 to $1.7 million in the second and third quarters of 2008 in connection with the plant closure. These charges include cash charges of $0.5 to $0.6 million for severance and $0.3 to $0.4 million for the relocation of machinery and inventory from Elkhorn and idle facility costs. Non-cash expenses associated with terminating the use of certain capital equipment and real estate assets are estimated to be between $0.5 and $0.7 million. These costs are contingent upon the remaining usefulness and market value of the assets which is currently being assessed.

In addition, the Company expects gross margins to be negatively impacted by $0.5 to $0.7 million of unabsorbed overhead and training costs as production winds down in Elkhorn and ramps up at the Eastlake plant.

On June 2, 2008, the Company issued a press release announcing such closing. The press release is attached hereto as Exhibit 99.1 and information from the press release is hereby incorporated by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

The following exhibit is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Press release dated June 2, 2008 regarding Conn-Selmer, Inc.’s closing of its manufacturing facility in Elkhorn, Wisconsin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: June 2, 2008	STEINWAY MUSICAL INSTRUMENTS, INC.

	By:	/s/ Dana D. Messina

	Name:	Dana D. Messina
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated June 2, 2008 regarding Conn-Selmer, Inc.’s closing of its manufacturing facility in Elkhorn,Wisconsin.